Exhibit 10.4

Amended Summary of 2014 Long-Term Incentive Compensation Plan

On October 9, 2014, Sprint Corporation (the “Company”) reported on a Form 8-K that the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company established the performance objectives for the first performance period (fiscal year 2014-2015) for the performance-based restricted stock units (the “P-RSUs”) awarded under the Company's 2014 Long-Term Incentive Plan. Those objectives related to: (a) adjusted EBITDA (which we define as operating income before interest, taxes, depreciation and amortization excluding severance, exit costs, and other special items), weighted at 40 percent; (b) Sprint platform postpaid handset net additions, weighted at 40 percent; and (c) certain metrics based on a net promoter score, weighted at 20 percent.

On April 28, 2015, the Compensation Committee established the objectives and weightings for the second annual performance period (fiscal year 2015-2016) for the P-RSUs as follows: (a) corporate gross adds, weighted at 25%; (b) corporate adjusted EBITDA less handset depreciation, weighted at 25%; (c) corporate churn, weighted at 25%; and (d) improvement in Sprint promoter score, weighted at 25%.

Summary of 2015 Short-Term Incentive Compensation Plan

On April 28, 2015, the Compensation Committee established the terms, performance objectives, and weightings and target opportunities of the Company’s 2015 Short-Term Incentive Plan (the “2015 STI Plan”) for officers and other eligible employees of the Company.

The performance period for the 2015 STI Plan is April 1, 2015 through March 31, 2016 and participants generally must be in an STI eligible position by March 1, 2016 and employed on March 31, 2016 in order to be eligible to receive compensation under the 2015 STI Plan.

The 2015 STI Plan provides for a payment of incentive compensation to officers and other eligible employees based on the achievement of specified performance objectives, weighted at 25% each, as follows:

(1)	certain metrics based on a net promotor score across all Sprint lines of business;

(2)
for corporate, Sprint’s share of postpaid and general business, prepaid, enterprise solutions and wholesale gross additions; for postpaid, Sprint’s share of postpaid gross additions; for prepaid, Sprint’s share of prepaid gross additions; for wholesale, wholesale gross additions; and for enterprise, enterprise gross additions;

(3)
for corporate, consolidated adjusted EBITDA less handset depreciation; and, for the other divisions, that division’s adjusted controllable margin, which we define as service revenue less cost of service, service and repair, customer care, billing, bad debt, net subsidy, sales and marketing; and

(4)	for each division, a measure of retention of that division’s wireless subscribers, which we refer to as churn (for corporate, both prepaid and postpaid churn).

Each of the performance objectives will have a threshold, target and maximum level of payment opportunity. The maximum payment opportunity is equal to 200 percent of the participant's target opportunity, and failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity. The award payment under the 2015 STI Plan for the performance period will be determined based on the Company's results using the following variables: (1) the participant's annual incentive target opportunity, which is based on a percentage of the participant's base salary; (2) the Compensation Committee's assessment and certification of Company performance compared with the target for each of the above-referenced performance objectives; (3) relative weightings for each performance objective; (4) a factor of 75%, 100% or 125% based on individual performance and (5) an achievement award that will provide an additive 20 percent to STI eligible employees’ payout based on a goal related to positive Sprint Platform handset net additions. The determination of payments for certain executive officers will be made so as to comply with Section 162(m) of the Internal Revenue Code.

2015 STI Plan target opportunities for our named executive officers are as follows: for Marcelo Claure, 200 percent of base salary; for Joseph Euteneuer, 130 percent of base salary; for Robert Johnson, 100 percent of base salary; for Michael Schwartz , 90 percent of base salary; and for Charles Wunsch, 90 percent of base salary.

The actual incentive amounts paid under the 2015 STI Plan will be based on the Company's actual results during the performance period in relation to the established performance objectives, and these payments may be greater or less than the target amounts that were established and are subject to the Compensation Committee's discretion.

Summary of 2015 Long-Term Incentive Compensation Plan

On April 28, 2015, the Compensation Committee established the terms of and granted awards under the Company’s 2015 Long-Term Incentive Plan (the “2015 LTI Plan”) for officers and other eligible employees of the Company. Pursuant to the terms of his employment agreement and consideration of the awards received in connection therewith, Mr. Claure did not receive an award under the 2015 LTI Plan.

The 2015 LTI Plan provides that:

• 40% of the value of each participant’s targeted opportunity was granted in the form of stock options, the number of which was based on the Black-Scholes method of valuation, the exercise price of which was the closing price of the Company’s common stock on May 20, 2015, and the vesting of which will occur ratably in three equal portions on each of the first, second and third anniversaries of the grant date;

• 40% of the value of each participant’s targeted opportunity was granted in the form of performance-based restricted stock units (the “performance-based RSUs”), the number of which was also based on the 30-day volume weighted average price of the Company's common stock, vesting 100% on May 20, 2018 to the extent the Company achieves specified results in each of three performance periods (fiscal years 2015-2016, 2016-2017 and 2017-2018). The performance objectives for the first performance period are the same as those for the 2015 Corporate Short-term Incentive Plan described above. The Compensation Committee may change the objectives for the second and third performance periods; and

• 20% of the value of each participant’s targeted opportunity was granted in the form of time-based restricted stock units (the “RSUs”), the number of which was based on a 30-day volume weighted average price of the Company's common stock, vesting 100% on May 20, 2018.

For the 2015 LTI Plan, Mr. Euteneuer's target opportunity is $3,500,000; Mr. Johnson’s target opportunity is $2,000,000; Mr. Schwartz's target opportunity is $1,200,000; and Mr. Wunsch’s target opportunity is $1,400,000.

The 2015 LTI Plan stock options and RSUs were granted pursuant to the Company’s 2007 Omnibus Incentive Plan.